CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$500,000,000	$68,200

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

Pricing Supplement No. 217L, dated October 16, 2012 (To Prospectus dated October 13, 2010 and Prospectus Supplement dated October 21, 2010)	Rule 424(b)(2) File No. 333-169900 CUSIP No. 46623EJT7

JPMORGAN CHASE & CO.

☒	Senior Medium-Term Notes, Series H

Due from Nine Months to Thirty Years from Date of Issue

☐	Subordinated Medium Term Notes, Series C

Due from Nine Months to Thirty Years from Date of Issue

Principal Amount:	$500,000,000
Issue Price:	100%
Commission or Discount:	$1,000,000	(0.200%)
Proceeds to Company:	$499,000,000

Agents	Principal Amount To be Purchased
J.P. MORGAN SECURITIES LLC	$470,000,000
CASTLEOAK SECURITIES, L.P.	10,000,000
LOOP CAPITAL MARKETS LLC	10,000,000
SAMUEL A. RAMIREZ & CO., INC.	10,000,000

Agents’ Capacity: if as principal	☐ As agent	☒ As principal

☐	The Notes are being offered at varying prices relating to prevailing market prices at the time of sale.
☒	The Notes are being offered at a fixed initial public offering price equal to the Issue Price (as a percentage of Principal Amount).

Issue Date: October 23, 2012 (T+5)

Stated Maturity: October 23, 2017

Form: ☒ Book-entry ☐ Certificated

Currency: U.S. Dollars

☐ Fixed Rate Note:	☐% per annum

☒ Floating Rate Note:	CD ☐ Treasury Rate ☐	Commercial Paper Rate ☐ Prime Rate ☐	Reuters LIBOR01 ☒

Interest Payment Dates: Quarterly on the 23rd of January, April, July and October, via modified following business day convention, commencing January 23, 2013

Interest Reset Dates: Quarterly on the 23rd of January, April, July and October, via modified following business day convention, commencing January 23, 2013

Index Maturity: 3-month LIBOR

Spread (+/-): +90 basis points

Multiplier: Not Applicable

Maximum Interest Rate: Not Applicable    Minimum Interest Rate: Not Applicable

Optional Redemption: Yes ☐  No ☒

Other:

For purposes of this pricing supplement, a “business day” is a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York and London.

Delivery of the notes will be made against payment therefor on or about October 23, 2012, which is five business days after the date hereof. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to the third business day before delivery will be required, by virtue of the fact that the notes will settle in five business days, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Such purchasers should also consult their own advisors in this regard.

Validity of the Notes:

Simpson Thacher & Bartlett LLP, as counsel to the Company, has provided the following opinion to the Company: The notes offered by this pricing supplement have been duly authorized, and when issued by the Company, assuming due authentication thereof by the Trustee or The Bank of New York Mellon, as authenticating agent under the Indenture on behalf of the Trustee, and upon payment and delivery in accordance with the Master Agency Agreement, the notes offered by this pricing supplement will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms. Capitalized terms used but not defined in this paragraph shall have the meanings ascribed thereto in the opinion letter of such counsel dated August 24, 2011, which has been included as an exhibit to a Current Report on Form 8-K of the Company filed on August 24, 2011. The opinion is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing. The opinion also assumes that the Indenture is the valid and legally binding obligation of the Trustee and is subject to customary assumptions as set forth in such opinion letter. Such counsel does not express any opinion concerning any law other than the law of the State of New York and the Delaware General Corporation Law.